Exhibit 23.2

Brian F. Faulkner

A Professional Law Corporation

27127 Calle Arroyo, Suite 1923

San Juan Capistrano, California 92675

(949) 240-1361

August 8, 2016

U.S. Securities and Exchange Commission
Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: InCapta, Inc. 2016 Stock and Option Plan

Dear Sir/Madame:

I have acted as counsel to InCapta, Inc., a Nevada corporation (“Company”), in connection with its registration statement on Form S-8 relating to the registration of 10,000,000 shares of its common stock (“Shares”), $0.001 par value per Share, which are issuable pursuant to the Company’s 2016 Stock and Option Plan. I hereby consent to all references to my firm included in this registration statement, including the opinion of legality.

Sincerely,

/s/ Brian F. Faulkner